Exhibit 99.1

Contacts:

INVESTORS: Renovis, Inc. John C. Doyle (650) 266-1407 doyle@renovis.com	MEDIA: Noonan Russo Jane Petrino (212) 845-4274 jane.petrino@eurorscg.com

RENOVIS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

South San Francisco, California – October 27, 2005 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs to treat neurological diseases and disorders, today announced financial results for the third quarter and nine months ended September 30, 2005.

Revenue for the quarter and nine months ended September 30, 2005 was $2.7 million and $4.0 million, respectively, compared with $0.7 million and $2.0 million for the corresponding periods in 2004. The revenue for each of the 2005 periods includes approximately $2.2 million that we recorded during the third quarter related to our collaboration with Pfizer, Inc. to discover and develop VR1 antagonists for pain and other indications. All other contract revenue in the three and nine-month periods ended September 30, 2005 and 2004 resulted from our collaboration with Genentech, Inc. in the areas of neurological disorders and anti-angiogenesis.

Research and development expenses for the quarter and nine months ended September 30, 2005 were $6.5 million and $21.6 million, respectively, compared to $8.6 million and $22.2 million during the same periods in 2004. The decrease in research and development expenses primarily reflects lower clinical development expenses as a result of our decisions to end two clinical development programs, both of which involved multiple Phase II clinical studies that were ongoing throughout the first three quarters of 2004. Additional investments in our preclinical programs during the first three quarters of 2005 were offset by reduced spending on clinical development activities.

General and administrative expenses for the quarter and nine months ended September 30, 2005 were $2.0 million and $6.7 million, respectively, compared to $2.1 million and $6.3 million during the same periods in 2004. The increase in general and administrative expenses for the nine months ended September 30, 2005 reflects spending on accounting and other professional services to support our internal efforts to comply with reporting and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002.

Net loss for the third quarter of 2005 was $6.3 million, or $0.25 per share, compared to $10.9 million, or $0.45 per share, for the third quarter of 2004. Net loss for the nine months ended September 30, 2005 was $26.3 million, or $1.06 per share, compared to $29.4 million, or $1.41 per share, for the corresponding period in 2004.

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com

At September 30, 2005, Renovis had $123.0 million in cash, cash equivalents and short-term investments.

Third Quarter 2005 Highlights

“The third quarter marked the kick-off of our joint effort with Pfizer to discover, develop and commercialize VR1 antagonists for pain and other large indications. The VR1 program is a key element of our strategy to efficiently build a pipeline of product opportunities within Renovis as AstraZeneca continues to make important progress with Cerovive® (NXY-059).” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “Earlier today, AstraZeneca announced that it had accelerated the planned timing of regulatory submissions for Cerovive to the first half of 2007 based on the progress that they have made to date adding new centers to the SAINT II trial. At the same time, AstraZeneca reported that the Phase IIb safety trial (CHANT) with Cerovive (NXY-059) in hemorrhagic stroke patients is fully enrolled and results are expected in the first quarter of 2006. Both announcements are welcome news given the urgent need of acute ischemic stroke patients for an effective and well tolerated treatment.”

•	Cerovive® (NXY-059): In July 2005, we announced that our exclusive licensee, AstraZeneca AB, had increased the planned enrolment of the Phase III SAINT II trial to 3,200 patients from the originally planned 1,700 patients. We also reported then that the statistical analysis plan for SAINT II was modified with respect to the NIH Stroke Scale, a key supportive efficacy endpoint intended to detect the effect of Cerovive (NXY-059) on neurological impairment following acute ischemic stroke. We believe these changes improved the likelihood that SAINT II will confirm the clinically and statistically significant level of benefit seen with Cerovive (NXY-059) in the Phase III SAINT I trial that was completed earlier this year. AstraZeneca has recently reported that it expects to report data from the CHANT Phase IIb safety trial during the first quarter of 2006 and to file regulatory applications for Cerovive (NXY-059) during the first half of 2007, subject to the results of the ongoing trials.

•	REN-1654: In August 2005, we announced that REN-1654 did not reach statistical significance in its primary endpoint in a Phase II study in patients with sciatica and that we were discontinuing development of REN-1654 as an oral drug. We continue to evaluate other options for REN-1654.

•	Pfizer Collaboration: In July 2005, following required regulatory clearance and initiation of joint research activities, we received an up-front payment of $10.0 million and the first quarterly installment of research funding under our worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists for pain and other indications.

•	Genentech Collaboration: Our collaboration agreement with Genentech in the areas of nerve growth and anti-angiogenesis is scheduled to expire at the end of 2005. We are currently pursuing discussions with Genentech about the future of our joint efforts on this program.

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com

•	Public Offering: In September 2005, we raised net proceeds of $50.6 million in an underwritten public offering of 4,000,000 shares of common stock at $13.50 per share.

2005 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting requirements of early stage research programs and the potential for Renovis to enter into new licensing agreements or strategic collaborations. We plan to update financial guidance for 2005 when we releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2005, the Company reiterates the guidance previously announced in conjunction with its results for the quarter ended June 30, 2005, as follows:

•	Total contract revenue from existing agreements with Genentech and Pfizer of $6.5 million to $7.0 million; and

•	Total operating expenses of $40 million to $45 million.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and John C. Doyle, Vice President of Finance and CFO, will review second quarter results via webcast and conference call on Thursday, October 27, 2005 at 4:30 p.m. Eastern Daylight Time. Interested parties may access the call by dialing 800-599-9816 in the United States and 1-617-847-8705 internationally. The participant code is 22001168. This call is being webcast by CCBN and can be accessed in the Investor Relations section of Renovis’ web site at www.renovis.com. A replay of the webcast will be available until November 30, 2005. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, CEROVIVE® (NXY-059), is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. CEROVIVE (NXY-059), an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and inflammatory diseases. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 12, 2005. We do not assume any obligation to update any forward-looking statements.

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Contract revenue	$2,691	$656	$4,003	$1,969
Operating expenses:
Research and development	6,451	8,577	21,623	22,192
General and administrative	2,013	2,092	6,674	6,276
Amortization of employee stock-based compensation	1,007	1,177	3,062	3,610

Total operating expenses	9,471	11,846	31,359	32,078
Loss from operations	(6,780)	(11,190)	(27,356)	(30,109)
Other income	480	339	1,086	749

Net loss	$(6,300)	$(10,851)	$(26,270)	$(29,360)

Basic and diluted net loss per share	$(0.25)	$(0.45)	$(1.06)	$(1.41)

Shares used to compute basic and diluted net loss per share	24,850,866	24,265,528	24,667,227	20,763,786

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)	(1)
Assets:
Cash and cash equivalents	$32,575	$5,580
Short-term investments	90,378	81,379
Prepaids and other current assets	2,078	1,831

Total current assets	125,031	88,790
Property and equipment, net	6,580	6,022
Other long-term assets	404	1,313

	$132,015	$96,125

Liabilities and stockholders’ equity:
Current liabilities	$11,845	$10,310
Long-term liabilities	7,342	3,039
Stockholders’ equity	112,828	82,776

	$132,015	$96,125

(1)	Derived from audited financial statements at that date.

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com